EXHIBIT 11.0
                     BUILDING MATERIALS HOLDING CORPORATION
                        Computation of Earnings Per Share

For the Year Ended December 31, 2001, 2000 and 1999

                                                      2001          2000          1999
                                                      ----          ----          ----
COMPUTATION OF BASIC EARNINGS PER SHARE

Net income available
  to common shareholders                         $20,844,000   $19,712,000   $19,683,000
                                                 ===========   ===========   ===========

Weighted average shares
  outstanding                                     12,909,581    12,753,663    12,667,372
                                                                ==========    ==========

Basic earnings per share                               $1.61         $1.55         $1.55
                                                       =====         =====         =====

COMPUTATION OF DILUTED EARNINGS PER SHARE

Net income available
 to common shareholders                          $20,844,000   $19,712,000   $19,683,000
                                                 ===========   ===========   ===========

Weighted average shares
  outstanding                                     12,909,581    12,753,663    12,667,372

Net effect of dilutive
  stock options based on
  the treasury stock
  method using average
  market price                                        99,475        68,694       125,160
                                                 -----------   -----------    ----------

Total shares outstanding                          13,009,056    12,822,357    12,792,532
                                                  ==========    ==========    ==========

Diluted earnings per share                             $1.60         $1.54         $1.54
                                                       =====         =====         =====
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